EXHIBIT 99.2
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                                   Bridgeline
                                    Software
                                     [LOGO]


                         COMPENSATION COMMITTEE CHARTER

A.   Purpose

     The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Company's executive officers.

B.   Structure and Membership

          1. Number. The Compensation Committee shall consist of at least two members of the Board of Directors.

          2. Independence. Except as otherwise permitted by the applicable rules of the NASDAQ Stock Market, each member of the Compensation Committee shall be an "independent director" as determined in accordance with the applicable rules of the NASDAQ Stock Market.

          3. Chair. Unless the Board of Directors elects a Chair of the Compensation Committee shall elect a Chair by majority vote.

          4. Compensation. The compensation of Compensation Committee members shall be as determined by the Board of Directors.

          5. Selection and removal. Members of the Compensation Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominations Committee. The Board of Directors may remove members from such committee, with or without cause.

C.   Authority and Responsibilities

     GENERAL
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     The Compensation Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management, in accordance with its business judgment.


     COMPENSATION MATTERS
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     1.   CEO Compensation. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (the "CEO"), evaluate the CEO's performance in light of those goals and objectives, and set the CEO's compensation level based on this evaluation.

     2. Executive Officer and CEO Compensation and Compensation of Certain Other Employees.

               a.   The Compensation Committee shall review and approve
                    executive officer (including CEO) compensation, including salary, bonus and perquisites; equity compensation
                    (including awards to induce employment); severance arrangements; change in control benefits and other forms of executive officer compensation. The Compensation Committee shall meet without the presence of executive officers when approving CEO compensation but may, in its direction, allow the CEO to be present during approval of other officer compensation.
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               b.   The Compensation Committee must approve all other employment contracts where the base salary is in excess of $200,000 exclusive of regularly provided fringe benefits.

     3. Plan Recommendations and Approvals. The Compensation Committee shall periodically review and make recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans. The Compensation Committee shall review and approve (a) all non-stockholder approved tax-qualified, non-discriminatory employee benefit plans and (b) all non-stockholder approved parallel nonqualified plans, in each case pursuant to which options or stock may be acquired by officers, directors, employees or consultants of the Company.

     4. Incentive Plan Administration. The Compensation Committee shall exercise all rights, authority and functions of the Board of Directors under all of the Company's stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly to do so by a plan or resolution of the Board of Directors, the Compensation Committee shall not be authorized to amend any such plan.

     5. Director Compensation. The Compensation Committee shall periodically review and make recommendations to the Board of Directors with the respect to director compensation.

     6. Compensation Committee Report on Executive Compensation. The Compensation Committee shall prepare for inclusion where necessary in a proxy of information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 407(e)(5) of Regulation S-K, if applicable.

     7. Additional Powers. The Compensation Committee shall take such other action with respect to compensation matters as may be delegated from time to time by the Board of Directors.

D.   Procedures and Administration

     1. Meetings. The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Compensation Committee shall keep such records of its meetings as it shall deem appropriate.

     2. Subcommittees. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a "non-employee director" as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an "outside director", as such term is defined from time to time in Sections 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder).

     3. Reports to Board. The Compensation Committee shall report regularly to the Board of Directors.

     4. Charter. The Compensation Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

     5. Consulting Arrangements. The Compensation Committee shall have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and shall have authority to approve the consultant's fees and other retention terms. The Compensation Committee shall also have authority to commission compensation surveys or studies as need arises. The Compensation Committee is
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          empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such consultants as established by the Compensation Committee.

     6. Independent Advisors. The Compensation Committee shall have the authority to engage such independent legal, accounting and other advisors as it deems necessary to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee.

     7. Investigations. The Compensation Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Compensation Committee or any advisors engaged by the Compensation Committee.